Exhibit 99.1

Virpax Pharmaceuticals Reports 2021 Year-End Results

--Company Advances All Pre-Clinical Programs--

BERWYN, PA --Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ:VRPX), today announced its financial results for the twelve months ended December 31, 2021, and other recent developments.

“In the fourth quarter of 2021 and into the beginning of 2022, we have continued to make progress on all of the product candidates in our pipeline,” stated Anthony P. Mack, Chairman and Chief Executive Officer of Virpax. “We recently announced that we have selected a leading clinical trial organization in Canada and now expect to begin our First in Human study of Epoladerm™, our product candidate for pain associated with osteoarthritis of the knee, in the second half of 2022. Additionally, the National Center for Advancing Translational Sciences (NCATS), which is part of the National Institute of Health (NIH) and with whom we have a Cooperative Research and Development Agreement (CRADA), has awarded us multiple contracts to support the ongoing development of Envelta™, our product candidate for the management of acute and chronic pain.

“Successful results from preclinical animal toxicology and pharmacokinetic studies of Epoladerm were reported in December of 2021. Additionally, in February of 2022, we announced positive results from four preclinical animal dermal safety studies for Epoladerm. We expect that these trials will strengthen our Investigational New Drug Application (IND) for this product.

“With Envelta, our intranasal spray product candidate for acute and chronic pain, NCATS conducted two separate dose range finding toxicity studies that showed no adverse toxicologic findings. Upon anticipated successful completion of the remaining preclinical trials from NCATS, we intend to submit an IND to the FDA and if accepted, initiate a Phase 1 study in humans.

“With respect to Probudur™, our injectable bupivacaine liposomal hydrogel product candidate for postoperative pain management, we continue to improve the formulation in order to prolong duration and increase stability so that manufacturing may be less complex. Additionally, we plan to extend the patent protection for this product candidate. Once the formulation work is completed, we anticipate performing seven preclinical animal studies as part of our IND-enabling trials,” continued Mr. Mack. “And finally, for AnQlar™, our anti-viral OTC product candidate in development for protection against respiratory infections, we have signed a manufacturing and supply agreement as well as engaged a clinical research organization to initiate IND-enabling studies in 2022.

“We have made significant accomplishments in 2021 and expect that 2022 will be equally productive. All of our programs are moving forward, and we believe we are well capitalized to fund our ongoing development plans without the immediate need to raise capital,” concluded Mr. Mack.

RECENT BUSINESS DEVELOPMENTS

●	On October 6, 2021, Virpax announced the entry into an agreement with Sinclair Research to initiate IND-enabling studies for AnQlar as a daily OTC prophylactic for treatment of SARS and influenza. Sinclair initiated the preclinical animal studies in February 2022 as part of the enabling trials for an IND application with the FDA with anticipated completion sometime during the middle of 2022.

●	On October 21, 2021, Recro Pharma announced that it has been awarded a new development and manufacturing contract by the National Center for Advancing Translational Sciences (NCATS) at the National Institutes of Health (NIH). The contract, “Dosage Form Development, Manufacture, and Stability Studies of NES-100 Nasal Spray,” focuses on NES100, Virpax’s novel nasal spray analgesic, Envelta.

●	On November 10, 2021, Virpax announced that NCATS had awarded research and development contracts under the CRADA to support Good Manufacturing Practices as well as Good Laboratory Practices for Envelta. Additionally, NCATS has contracted with a clinical research organization to conduct more pre-clinical efficacy studies, procured a device to be used with the manufactured GMP drug product, engaged a firm to manufacture the active ingredient in Envelta and has contracted with a manufacturer to produce the Molecular Envelope Technology utilized in Envelta.

●	On December 20, 2021, Virpax announced that it had signed an agreement with Altasciences Company, Inc. for a First in Human study of Epoladerm for pain associated with Osteoarthritis of the knee. This study will be conducted in Canada.

●	On March 9, 2022, Virpax entered into Amended and Restated Collaboration and License Agreement with Nanomerics to expand Virpax’s exclusive license agreement for AnQlar™ to include worldwide rights for development and commercialization.

RECENT SCIENTIFIC ACHIEVEMENTS

●	On December 8, 2021, Virpax reported positive results following the completion of a toxicology and pharmacokinetic single dose transdermal study designed to support clinical trials for Epoladerm.

●	On January 18, 2022, Virpax reported the positive results of four preclinical dermal safety studies of Epoladerm. From these animal studies, researchers concluded that once daily dermal administration of Epoladerm for 28 days was well-tolerated with no serious adverse findings.

●	On February 10, 2022, Virpax reported favorable preclinical data for Envelta for the treatment of acute and chronic pain. Under the company’s CRADA with NCATS, two separate 14-day intranasal dose range toxicity trials were conducted, one in rats and the other in dogs. No treatment related toxicology findings were reported in either study.

FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2021 AND 2020

Twelve Months Ended December 31, 2021

Operating Expenses

General and administrative expenses increased by $4.3 million, or 147%, to $7.2 million for the year ended December 31, 2021, from $2.9 million for the year ended December 31, 2020. The primary reasons for the increase in general and administrative costs were (i) an increase in legal costs associated with litigation efforts and legal costs associated with general corporate purposes of $2.9 million, (ii) an increase in insurance costs related to directors’ and officers’ insurance of $1.0 million, (iii) an increase in exchange listing and filing fees of $0.1 million, (iv) an increase in salaries and wages of $0.6 million, and (v) an increase in franchise tax of $0.1 million. This was offset by a decrease in stock-based compensation of $0.6 million as compared to the prior period.

Research and development expenses increased by $3.5 million, or 275%, to $4.8 million for the year ended December 31, 2021, from $1.3 million for the year ended December 31, 2020. The increase was primarily attributable to (i) a $1.0 milestone payment made to Nanomerics and preclinical activity of $0.8 million associated with AnQlar, (ii) increases in pre-clinical activity related to Epoladerm of $1.2 million, (iii) an increase in preclinical work in Probudur of $1.0 million, and (iv) a milestone payment of $0.2 million related to VRP324. These expenses were offset by a decrease of $0.7 million in pre-clinical regulatory activities associated with Envelta as preclinical studies for Envelta are mainly covered under the CRADA.

Cash Flows

Operating Activities

For the year ended December 31, 2021, cash used in operations was $14.5 million compared to $1.4 million for the year ended December 31, 2020. The increase in cash used in operations was primarily the result of the increase in net loss, decrease in accounts payable balances, and an increase in prepaid insurance premiums and prepaid research and development activities.

Financing Activities

Cash provided by financing activities was $51.3 million during the year ended December 31, 2021, attributable primarily to net proceeds received from the Company’s initial public offering which closed in February 2021 of $15.8 million and the underwritten public offering which closed in September 2021 of $37.0 million, after deducting underwriting discounts and offering expenses. These proceeds were offset by the repayment in full of certain of the Company’s promissory notes of $0.5 million in February 2021, and the repayment of other promissory notes (including a note made under the Paycheck Protection Program) in an aggregate amount of $1.5 million. Cash provided by financing activities was $1.4 million during the year ended December 31, 2020, attributable to $1.4 million received from the sale of 139,220 shares of the Company’s common stock and proceeds received from the Company’s Paycheck Protection Program loan of $0.1 million, slightly offset by $0.1 million paid in deferred financing costs.

At December 31, 2021, Virpax had cash of approximately $36.8 million.

About Virpax Pharmaceuticals

Virpax a company specializing in developing product candidates for pain management, CNS disorders and anti-viral indications is using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval of its three patented drug delivery platforms. Epoladerm™ is a topical diclofenac spray film formulation being developed to manage osteoarthritis pain. Probudur™ is a single injection long-acting liposomal bupivacaine formulation being developed to manage post-operative pain. Envelta™ is an intranasal Molecular-Envelope Technology (MET) enkephalin formulation being developed for the management of acute and chronic pain, including pain associated with cancer, as well as post-traumatic stress disorder (PTSD) under the name PES200. MET technology is also used in AnQlar™, a product candidate to inhibit viral replication caused by influenza or SARS-CoV-2. Virpax recently acquired global rights to VRP324, a product candidate for the nasal delivery of a pharmaceutical-grade cannabidiol (CBD) for the management of epilepsy in children (rare pediatric disease) and adults. For more information, please visit www.virpaxpharma.com.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s planned clinical trials, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors, including but are not limited to, statements related to: expectations with regard to the timing of data events; the success, cost, and timing of our product candidates development activities and ongoing and planned pre-clinical trials; our estimates regarding expenses; and the potential impact of the COVID-19 pandemic and the potential impact of sustained social distancing efforts, on the Company’s operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

VIRPAX Pharmaceuticals, Inc.

BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$36,841,992	$54,796
Prepaid expenses and other current assets	2,730,444	18,273
Total current assets	39,572,436	73,069
Deferred financing costs	—	392,337
Total assets	$39,572,436	$465,406

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$2,087,691	$3,115,924
Notes payable	—	543,990
Total current liabilities	2,087,691	3,659,914
Notes payable, net of current portion	—	21,590
Related party notes payable, net of current portion	—	1,000,000
Total liabilities	2,087,691	4,681,504

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock, par value $0.00001, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized, 11,714,885 shares issued and outstanding as of December 31, 2021; 3,145,153 shares issued and outstanding as of December 31, 2020	117	31
Additional paid-in capital	60,188,535	6,431,715
Accumulated deficit	(22,703,907)	(10,647,844)
Total stockholders’ equity (deficit)	37,484,745	(4,216,098)
Total liabilities and stockholders’ equity (deficit)	$39,572,436	$465,406

VIRPAX Pharmaceuticals, Inc.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
OPERATING EXPENSES
General and administrative	$7,186,385	$2,904,104
Research and development	4,839,115	1,291,615
Total operating expenses	12,025,500	4,195,719
Loss from operations	(12,025,500)	(4,195,719)

OTHER (EXPENSE) INCOME
Interest expense	(92,822)	(147,934)
Other income	62,259	4,000
	(30,563)	(143,934)
Loss before tax provision	(12,056,063)	(4,339,653)
Benefit from income taxes	—	—
Net loss	$(12,056,063)	$(4,339,653)

Basic and diluted net loss per share	$(1.81)	$(1.40)
Basic and diluted weighted average common stock outstanding	6,677,271	3,107,502

VIRPAX Pharmaceuticals, Inc.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,056,063)	$(4,339,653)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	—	147,934
Forgiveness of PPP loan	(61,816)	—
Stock-based compensation	974,234	1,473,642
Common stock issued in payment of consulting services and settlement of accounts payable	—	5,288
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(2,712,171)	(13,090)
Accounts payable and accrued expenses	(686,776)	1,341,019
Net cash used in operating activities	(14,542,592)	(1,384,860)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	(503,764)	—
Proceeds from issuance of debt	—	72,100
Proceeds from related party notes payable	100,000	—
Repayment of related party notes payable	(1,100,000)	—
Offering costs related to underwritten public offering	(3,020,535)	—
Proceeds from underwritten public offering of common stock	40,020,000	—
Offering costs related to initial public offering	(2,165,913)	—
Proceeds from initial public offering of common stock	18,000,000	—
Deferred financing costs	—	(50,880)
Proceeds from the issuance of stock	—	1,376,900
Net cash provided by financing activities	51,329,788	1,398,120
Net change in cash	36,787,196	13,260
Cash, beginning of year	54,796	41,536
Cash, end of year	$36,841,992	$54,796

Supplemental disclosure of cash and non-cash financing activities
Cash paid for interest	$362,822	$—
Cash paid for taxes	$—	$—
Debt issued in payment of consulting services and settlement of accounts payable	$—	$228,960
Deferred financing costs, included in accounts payable and accrued expenses	$—	$341,457

Contact:

Christopher M. Chipman, CPA

Chief Financial Officer

cchipman@virpaxpharma.com

610-727-4597

Or

Betsy Brod

Affinity Growth Advisors

betsy.brod@affinitygrowth.com

212-661-2231